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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Alpha Security Group Corporation


We hereby consent to the use in Amendment No. 4 of the Registration Statement on Form S-1 of our report dated November 10, 2006, on the financial statements of Alpha Security Group Corporation (a corporation in the development stage) as of September 30, 2006 and December 31, 2005 and for the periods from April 20, 2005 (inception) to September 30, 2006, January 1, 2006 to September 30, 2006 and April 20, 2005 (inception) to December 31, 2005, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.



/S/GOLDSTEIN GOLUB KESSLER LLP
New York, New York

January 16, 2007